Exhibit 10.01
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
     Each non-employee director receives an annual retainer of $80,000, and the Chairman of the Board, if a non-employee director, receives an additional annual retainer of $80,000. In addition to the annual retainer, non-employee directors who serve as the Chairman of the Audit Committee, the Finance Committee or the Technology Committee receive an annual fee of $40,000, non-employee directors who serve as the Chairman of the Compensation Committee or the Corporate Governance and Nominating Committee receive an annual fee of $20,000, non-employee directors who serve as the Chairman of any special committee of the Board receive a quarterly fee of $15,000 and non-employee directors who serve as a member of any special committee of the Board receive a quarterly fee of $10,000. Non-employee directors are also paid $2,000 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone or other electronic means. No additional compensation is paid when the Board of Directors or a committee acts by unanimous written consent in lieu of a meeting. Non-employee directors are eligible for reimbursement of their expenses incurred in connection with attendance at Board and Committee meetings in accordance with Cadence policy.
     Under Cadence’s 1995 Directors Stock Option Plan, each non-employee director is automatically granted an option upon joining the Board of Directors to purchase the number of shares of Cadence common stock equal to 6,250 multiplied by the number of full calendar quarters between the date the director’s service begins and the next April 1st. A director is considered to have served the entire calendar quarter if he or she becomes a director at any time during the first half of the quarter. These initial grants vest and become exercisable in full on the March 31st following the grant date and have an exercise price equal to the fair market value of Cadence common stock on the grant date. In addition, every April 1st, each non-employee director is automatically granted an option to purchase 25,000 shares of Cadence common stock and a non-employee director serving as Chairman of the Board is automatically granted an additional option to purchase 25,000 shares of common stock. These annual option grants vest and become exercisable in full on the March 31st following the grant date and have an exercise price equal to the fair market value of Cadence common stock on the grant date, with fair market value being deemed to be the average of the closing prices of Cadence common stock for each of the last twenty trading days prior to the grant date of the option on the NASDAQ Global Select Market or such other primary national exchange on which Cadence common stock is listed.